Rule 424(b)(3)
                                                              File No. 333-51588

PROSPECTUS SUPPLEMENT
To Prospectus Dated February 5, 2001

     This prospectus supplement provides supplemental information to the prospectus concerning selling stockholders. On page 41 of the prospectus, the discussion under the caption "Selling Stockholders" is supplemented and updated to read as follows:

                              SELLING STOCKHOLDERS

     The following  table sets forth the names of the selling  stockholders  and
(i) the number of shares of common stock or units of limited partnership interest beneficially owned by each selling stockholder, (ii) the maximum number of shares of common stock which may be offered by this prospectus for the account of each selling stockholder, and (iii) the amount and percentage of common stock that would be owned by each selling stockholder after completion of the offering, assuming the sale of all of the common stock which may be offered by this prospectus. Except as otherwise discussed below, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

                                                                                                          % of All
                                                Shares or          Shares Which                          Outstanding
                 Name of                       Units Owned         May Be Sold       Shares Owned       Common Stock
           Selling Stockholder            Prior to Offering(1)     Hereunder(2)     After Offering     After Offering
           -------------------            --------------------     -------------    --------------     --------------

SCH Minority Holdings, LLC                     7,161,697(3)        5,713,185          1,448,512(5)        2.5%
Huie Properties Ltd.                              50,748(4)           50,748                  0           0.0%
SRS Properties Limited Partnership                 3,571(4)            3,571                  0           0.0%
Schenley Hotel Associates                         55,556(4)           55,556                  0           0.0%
____________________________

(1) Beneficial ownership as of December 31, 2000 for all selling stockholders other than SCH Minority Holdings, LLC, based upon information provided by the selling stockholders. Beneficial ownership as of December 2, 2002 for SCH Minority Holdings, LLC, based on information provided by it.
(2) Assumes sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.
(3)  Represents shares of outstanding common stock.
(4) Represents units of limited partnership interests in FelCor LP that may be redeemed for shares of common stock.
(5) Registered for resale under Form S-3 Post-Effective Amendment No. 1 to Form S-4 Registration Statement (File No. 333-50509).

     SCH Minority Holdings, LLC, or SCHMH, has been substituted in the foregoing table for SixCo America, Inc., formerly known as Bass America, Inc. SixCo America, Inc. was merged with and into Six Continents Hotels Operating Corp., or SCHOC, effective October 1, 2002. Under an Exchange Agreement dated as of October 1, 2002, FelCor issued 5,713,185 shares of common stock to SCHOC in exchange for a like number of units of limited partnership interests in FelCor LP held by SCHOC, as successor by merger to SixCo America, Inc. Effective October 1, 2002, SCHOC transferred 7,161,697 shares of our common stock, including the 5,713,185 shares received in the exchange transaction, to SCHMH. Both SCHMH and SCHOC are indirectly owned subsidiaries of Six Continents PLC.

     As of September 30, 2002, subsidiaries of Six Continents PLC served as manager of 83 of our hotels. Richard C. North, who joined our board of directors during 1998, is the Group Financial Director of Six Continents PLC.

     In connection with the merger of Bristol Hotel Company, or Bristol, with and into FelCor in 1998, Bristol spun off a new public company Bristol Hotels & Resorts, or BHR, which leased and operated all of the hotels acquired by FelCor in the Bristol merger. In April 2000, BHR was acquired by Six Continents PLC. Effective January 1, 2001, our subsidiaries acquired the leases on 12 of our hotels from BHR and entered into new management agreements with BHR's subsidiaries to manage the hotels, and we issued 413,585 shares of common stock to those subsidiaries. Effective July 1, 2001, we acquired the leases on the remaining 88 of our hotels operated by Six Continents, entered into new management agreements for BHR's subsidiaries to manage the hotels and issued 100 additional shares to those subsidiaries. The subsidiaries were merged with and into BHR in September 2001. BHR owns an aggregate of 413,685 shares of common stock. Another subsidiary of Six Continents PLC, Six Continents Hotels, Inc., owns an aggregate of 2,457,046 additional shares of our common stock, which are registered for resale under a separate registration statement and prospectus (File No. 333-50509).

     Although the exchange transaction between SCHOC and FelCor was not effected under the redemption provisions of the amended and restated limited partnership agreement of FelCor LP, the exchange transaction resulted in the same number of shares being issued to SCHOC as would have been issued had the shares been issued through a redemption.

                  Prospectus Supplement Dated December 3, 2002